Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE BELLICUM PHARMACEUTICALS, INC. HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BELLICUM PHARMACEUTICALS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT
This LICENSE AGREEMENT (the “Agreement”), effective as of June 4, 2015 (the “Effective Date”), is made by and between Bellicum Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 2130 Holcombe Boulevard, Suite 800, Houston, TX 77030, United States of America (“Bellicum”), and BioVec Pharma, Inc., a legally constituted corporation, having a principal place of business at 1201 rue du Capitaine Bernier, Québec, QC, Canada (“BioVec”).
BACKGROUND
A.    BioVec has developed and has rights to certain proprietary cell lines.
B.    Bellicum desires to obtain a non-exclusive license to use the BioVec Products (as hereinafter defined) for producing gene therapy vectors for certain purposes, including, but not limited to, research, development (including human clinical trials), manufacturing and commercial uses and purposes; and
C.    BioVec is willing to grant to Bellicum a non-exclusive license to use the BioVec Products under the terms and conditions set forth hereunder.
NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:
ARTICLE 1
DEFINITIONS
As used herein, the following capitalized terms will have the meanings set forth below:
1.1“Affiliate” means, with respect to a Party, any firm, corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. A Party shall be regarded as in control of another firm, corporation or other entity if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of such firm, corporation or other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of such firm, corporation or other entity by any means whatsoever.
1.2“Bellicum Intellectual Property” means the intellectual property and materials owned or Controlled by Bellicum and used for research, development, use and/or manufacturing of Licensed Products.
1.3“Bellicum Licenses” has the meaning set forth in Section 3.2(a) hereof.
1.4“BioVec Products” means the cell lines described on Exhibit A, as the same may be amended in writing by the Parties from time to time, as well as any modified versions or derivatives thereof, including cell lines developed and characterized under GMP condition, in each case that are provided to Bellicum, its Affiliates, or Sublicensees (as defined hereinafter), in accordance with the terms of the Agreement.
1.5“Clinical Phase” means a human clinical trial conducted in any country that is intended to evaluate the safety and/or pharmacological effect and/or efficacy of a Licensed Product in human subjects, or that would otherwise satisfy the requirements of 21 CFR 312.21, or its foreign equivalent.
1.6“Combination Product” means a product that contains one or more active components which are Licensed Products, and wherein such Licensed Product components are sold in combination with other active components which are not Licensed Products.
1.7“Competent Authority(ies)” means, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Product intended for use in the Field (including without limitation the FDA and EMA), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.
1.8“Control” means the possession by a Party of the ability to grant access to, license or sublicense of intellectual property, in any case without violating the terms of any agreement binding on such Party.
1.9“EMA” means the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.
1.10“FDA” means the Food and Drug Administration of the United States, or the successor thereto.
1.11“Field” means all applications related to therapeutic, diagnostic, preventative, palliative and other uses of genetically modified cells, including, without limitation, genetically modified cells engineered to express suicide genes, chimeric antigen receptors and/or engineered or natural T-cell receptors, in the fields of oncology and infectious diseases.
1.12“GAAP” means United States generally accepted accounting principles, consistently applied.
1.13“GMP” means then-current good manufacturing standards, practices and procedures promulgated or endorsed by the FDA or other Competent Authorities relating to manufacturing, including but not limited to the principles detailed in the United States Current Good Manufacturing Practices (21 CFR Parts 200, 211 and 600), and all analogous guidelines promulgated by any Competent Authority (including the EMA and under the International Conference on Harmonisation (ICH)), the “Rules Governing Medicinal Product in The European Community - Volume IV Good Manufacturing Practice for Medicinal Products,” and/or “Cooperative Manufacturing Arrangements for Licensed Biologics” FDA-CBER.

1.14“Licensed IP Rights” means, collectively, the Licensed Know-How and the Licensed Patent Rights.
1.15“Licensed Know-How” means all data, information, compositions and other technology (including, but not limited to, know-how, knowledge, trade secrets, practices, methods, formulae, procedures, protocols, techniques and results of experimentation and testing) which are disclosed to Bellicum by BioVec and are used by Bellicum to make, use, research, develop, sell, commercialize or seek regulatory approval to market a composition, or to practice any method or process, which relates to the BioVec Products, including any of the foregoing that may be provided to Bellicum under Section 2.2 or otherwise under this Agreement.
1.16“Licensed Patent Rights” means (a) U.S. patent number [***] and CA application [***], (b) all divisions, continuations, continuations-in-part, continuing prosecution applications and provisionals that claim priority to, or common priority with, the patent and patent application described in sub-clause (a) above or the patent(s) resulting from the patent application described in sub-clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, re-examinations, extensions or additions thereto.
1.17“Licensed Product” means a product or component of a product in the Field containing, derived from, or made using BioVec Products.
1.18“Net Sales” means, with respect to any Licensed Product, the gross amount invoiced for sales of such Licensed Product by Bellicum, its Affiliates or Sublicensees to Third Parties who are not Affiliates or Sublicensees (or are Affiliates or Sublicensees, but are the end users of such Licensed Product) after deduction (if not already deducted in the amount invoiced) of the following items, but only to the extent that such items are actually paid or allowed in connection with such sale of Licensed Product and are consistent with GAAP: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***]; and (f) [***].
For the avoidance of doubt, disposal of any Licensed Product for, or use of any Licensed Product in, (i) any clinical trial or other research and development activities without any form of consideration or charge, whether directly or indirectly related to Licensed Products, or (ii) compassionate use purposes, so long as such Licensed Product is provided without charge, if any, shall not result in any Net Sales.

For clarity, Net Sales shall not include sales by or among Bellicum and its Affiliates or Sublicensees for purposes of resale to Third Parties, provided that, upon resale of such Licensed Product by Bellicum or its Affiliate or Sublicensee, Net Sales shall include the amount received by Bellicum, its Affiliate or Sublicensee from Third Parties on the resale of such Licensed Product.
To the extent that Bellicum, its Affiliate or Sublicensee provides discounts or allowances that are applicable to the purchases of Licensed Product and one or more other products (such as in a “bundled sale” arrangement), such discounts and allowances shall be allocated between the Licensed Product (for purposes of the deductions used in calculating Net Sales as above) and such other products in a commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Licensed Product (as compared to the other products).
If a Licensed Product is sold as a Combination Product, then for purposes of determining Bellicum’s payment obligations under Section 4.4, the following calculations shall apply:
(1)    In the event one or more Licensed Products are sold as part of a Combination Product in a particular country, and all products contained in the Combination Product are sold separately in such country, the Net Sales of such Licensed Product component(s), for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by [***], in each case during the applicable Net Sales reporting period.
(2)    In the event one or more Licensed Products are sold as part of a Combination Product and are sold separately in such country, but the other product component(s) included in the Combination Product are not sold separately in such country, the Net Sales of the Licensed Product component(s), for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by [***], in each case during the applicable Net Sales reporting period.
(3)    In the event that the Net Sales of the Licensed Product component(s) when included in a Combination Product cannot be determined using either of the methods described above, Net Sales of such Licensed Product component(s) for the purposes of determining payments based on Net Sales shall be determined by Bellicum in good faith, and reasonably agreed upon in good faith by the Parties, on the basis of the respective fair market values of the Licensed Product component(s) and all other product component(s) included in such Combination Product.
1.19“Party” or “Parties” means, respectively, Bellicum or BioVec individually, or Bellicum and BioVec collectively.
1.20“Registration(s)” means any and all permits, licenses, authorizations, registrations or regulatory approvals required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Licensed Product in a given country or jurisdiction.
1.21“Sublicense” has the meaning set forth in Section 3.1 hereof.

1.22“Sublicensee” means a sublicensee under a Sublicense.
1.23“Territory” means worldwide.
1.24“Third Party” means any person or entity other than Bellicum, BioVec, and their respective Affiliates.
ARTICLE 2
SUPPLY
2.1 Supply. In consideration of the payment obligations of Bellicum set forth under Article 4, within [***] following the Effective Date, BioVec will deliver to Bellicum or its designee sufficient amounts of each BioVec Product to enable Bellicum to establish and maintain its own master and working cell banks of each BioVec Product. In the event that Bellicum is unable to establish its own master and working cell banks of each BioVec Product with the BioVec Products provided by BioVec under that first delivery (whether because any BioVec Product received from BioVec fails to grow, is contaminated or is lost, destroyed, damaged or otherwise compromised during transfer or otherwise), BioVec will deliver such additional amounts of each BioVec Product as may be required to enable Bellicum to establish and maintain its own master and working cell banks of each BioVec Product.
2.2 Technology and Data Transfer; Regulatory Support. Within [***] from the Effective Date, and periodically during the Term upon the reasonable request of Bellicum, BioVec shall transfer to Bellicum or its designee, without charge, such materials and documentation relating to the BioVec Products as are in BioVec’s possession and Control and that are reasonably necessary to enable Bellicum or its designee (including a Third Party manufacturer designated by Bellicum) to use the BioVec Products to use, research, develop, conduct human clinical trials, manufacture and/or commercialize the Licensed Products (all such materials and documentation provided to Bellicum hereunder, the “BioVec Materials”), and BioVec shall provide reasonable assistance to enable the effective transfer of the foregoing to Bellicum. In addition, BioVec will use diligent efforts to assist Bellicum, its Affiliates and Sublicensees in preparation of regulatory information and packages related to Licensed Products.
2.3 Bellicum Service Providers. Bellicum may, without consent from BioVec, develop and produce, or engage one or more Third Party contract manufacturers, collaborators and/or services providers (collectively, “Bellicum Service Providers”) to develop and produce, each (i) BioVec Product; (ii) any modified versions or derivatives of the BioVec Product cell lines, including cell lines developed and characterized by Bellicum, its Affiliates or Sublicensees; and (iii) any of the foregoing (i) or (ii) that contain any Bellicum materials or any other genetic materials or fall within the scope of Bellicum Intellectual Property, and such Bellicum Service Providers may use any of the foregoing (i-iii) to use, research, develop and manufacture Licensed Products; provided that each such Bellicum Service Provider shall be subject to a written agreement pursuant to which such Bellicum Service Provider agrees: (1) not to use any BioVec Products or BioVec Materials for any

purpose other than as permitted under this Agreement; (2) to use any BioVec Product that may be supplied to it by Bellicum solely in vitro and not in human subjects, in clinical trials, or for diagnostic purposes involving human subjects; and (3) not to sell, transfer, disclose or otherwise provide to any Third Party (other than to such Bellicum Service Provider’s employees. consultants and agents who are performing such services for Bellicum and who are subject to confidentiality obligations no less protective of the BioVec Products and the BioVec Materials than those imposed under this Agreement) any BioVec Products or BioVec Materials. Bellicum shall submit to BioVec in writing the identity of such Bellicum Service Providers within [***] after BioVec Products have been delivered to them.
ARTICLE 3
GRANT
3.1 License. BioVec hereby grants to Bellicum and its Affiliates a non-exclusive, non-assignable and non-transferable (except in accordance with Section 11.3) license, with the right to grant and authorize sublicenses in accordance with Section 3.2 (each, a "Sublicense"), under the Licensed IP Rights to use BioVec Products in the Field solely to: conduct research and to develop, make, have made, use, offer for sale, sell, export, import and otherwise exploit Licensed Products in the Field in the Territory; provided that all commercialized Licensed Products also shall fall within the scope of Bellicum Intellectual Property and/or use or incorporate Bellicum materials or other genetic materials that were not provided by BioVec.
3.2 Sublicense. Bellicum shall have the right to grant Sublicenses; provided, however, that any such Sublicense shall bind the Sublicensee in writing to all the applicable terms and conditions of this Agreement; and further provided that a Sublicensee shall not have the right to grant further sublicenses without the written consent of BioVec, not to be unreasonably withheld, conditioned or delayed. Bellicum assumes full responsibility for the performance of all obligations imposed on Sublicensees by such Sublicenses. Furthermore, it is understood and agreed that Bellicum shall not have the right to sublicense all of its rights and obligations under this Agreement to a single Third Party unless such sublicense is granted within a transaction contemplated by Section 11.3(b) for which consent of the other Party is not required. The right to grant Sublicenses is also conditioned upon Bellicum complying with the following conditions:
(a)Such Sublicense is granted in connection with a license under Bellicum Intellectual Property and with respect to Licensed Products(“Bellicum License”);
(b)Without limiting the generality of the foregoing subclause (a), each Sublicensee shall be subject to obligations of confidentiality no less protective of the BioVec Products and the BioVec Materials than the obligations set forth in Section 2.3 and Article 6;
(c)Bellicum shall submit to BioVec a copy of each final executed Sublicense within [***] of its execution by the parties thereto, which Sublicense may be redacted to protect information related to (i) any product other than the Licensed Product and (ii) any technology, know-how and intellectual property that is unrelated to the Licensed IP Rights;
(d)Each Sublicense shall contain disclaimers of representations, warranties, indemnities and liability on the part of BioVec consistent with such disclaimers set forth in this Agreement; and
(e)Each Sublicense shall not survive early termination of the Bellicum License.
3.3 Reserved Rights. BioVec retains title to or Control of Licensed IP Rights.
3.4     Limitations.
(a)Bellicum acknowledges and agrees that it does not acquire any rights hereunder to:
(1)transfer BioVec Products to any Third Party other than its Affiliates, Sublicensees or Bellicum Service Providers.
(2)sell or offer to sell BioVec Products to any Third Party.
(b)This Agreement shall not be interpreted or construed as granting to Bellicum or its Affiliates any rights, express or implied, by estoppel or otherwise, to any patents, patent applications, trademarks, copyrights, inventions, methods, technical information, confidential information, proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed under this Agreement, and all rights not expressly granted to Bellicum and its Affiliates by this Agreement are expressly reserved by BioVec.
(c)No license is granted hereunder to (i) use the Licensed IP Rights, BioVec Products or BioVec Materials in the development, making, using, offering for sale, selling, importation, exportation or distribution of products other than Licensed Products in the Field, or (ii) modify, manipulate, transform, make derivatives of or otherwise improve BioVec Products unless expressly permitted herein.
3.5 Other Licensees. While this Agreement is in effect, BioVec will not grant a license to any of its other licensees to use and exploit the BioVec Products and/or the BioVec Materials for the purpose of commercializing products that will compete with the Licensed Products without paying to BioVec a reasonable financial consideration. If Bellicum obtains evidence that (a) that BioVec has permitted such use and exploitation by such other licensee or has allowed an unlicensed Third Party to use and exploit the BioVec Products and/or the BioVec Materials for the purpose of commercializing products that will compete with the Licensed Products without requiring payment of such financial consideration to BioVec, or (b) that another of BioVec’s licensees has violated the terms and conditions of its BioVec license agreement, with the result that a non-sublicensed Third Party is using or exploiting the BioVec Products and/or the BioVec Materials for the purpose of commercializing products that will compete with the Licensed Products without financial obligation to such licensee (and indirectly to BioVec), then in the event that (a) or (b) occurs, Bellicum has the right to notify BioVec in writing of such circumstance detailing the evidence it has obtained and to demand that BioVec exercise its available rights and remedies against such other licensee and such unlicensed or non-sublicensed Third Party, with the objective of promptly terminating such unlicensed use and exploitation of the BioVec Products and/or the BioVec Materials or obtaining reasonable financial consideration. The Parties will reasonably discuss in good faith the steps that BioVec proposes to undertake to stop such unlicensed use and exploitation.
ARTICLE 4
PAYMENTS
4.1License Fee. Within ten (10) business days after the Effective Date, Bellicum shall pay to BioVec the nonrefundable and noncreditable initial license fee of one hundred thousand U.S. dollars ($100,000 USD). Within ten (10) business days after the date of Bellicum’s receipt of the first released GMP lot of Licensed Product, Bellicum shall pay to BioVec a second nonrefundable and noncreditable license fee of three hundred thousand U.S. dollars ($300,000 USD).
4.2License Maintenance Fees. Within [***] after the date upon which the first of the following events occurs: an IND is submitted to the FDA in connection with a Licensed Product, and thirty (30) days (or such other period of time during which the FDA may be permitted to impose a clinical hold) following such IND submission has passed without the FDA imposing a clinical hold, thereby enabling Bellicum or its Affiliate or Sublicensee to lawfully initiate a first Phase I Clinical Phase in relation to such Licensed Product – or the foreign equivalent of the foregoing that enables a first Phase I Clinical Phase in relation to a Licensed Product outside of the United States -- (the “First IND Date”), Bellicum shall pay to BioVec a nonrefundable license maintenance fee of one hundred and fifty thousand U.S. dollars ($150,000 USD). On each anniversary of the First IND Date thereafter during the Term, Bellicum shall pay to BioVec a nonrefundable license maintenance fee of one hundred and fifty thousand U.S. dollars ($150,000 USD). Such license maintenance fees shall be fully creditable against any Royalties payable under Section 4.4, whether such Royalties are payable in the current anniversary year or in subsequent anniversary years described in this Section 4.2.
4.3Milestone Payments. Bellicum shall pay BioVec the following milestone payments on the achievement by Bellicum, its Affiliates or Sublicensees of the following milestone events, with such milestone payments due within [***] after the applicable milestone event is achieved. For clarity, as used in the table below, the phrase “the first three (3) Licensed Products” refers to three distinctly different Licensed Products, wherein each is generated using a BioVec Product that contains a distinctly different retroviral construct.

Milestone Events & Milestone Payments
$250,000, payable upon the first administration of a Licensed Product to the first patient in a Clinical Phase, payable one time only for each of the first three (3) Licensed Products to enter into a Clinical Phase. In no event will the milestone payment with respect to this milestone event be paid more than three (3) times, even if additional Licensed Products subsequently achieve this milestone event.
$2,000,000, payable upon receipt of any Licensed Product Registration by the FDA or the EMA, payable one time only for each of the first three (3) Licensed Products to receive such Registration. In no event will the milestone payment with respect to this milestone event be paid more than three (3) times, even if additional Licensed Products subsequently achieve this milestone event.

4.4Royalties. Bellicum shall pay to BioVec royalties of [***] percent ([***]%) on Net Sales in the Territory during the term of this Agreement (the “Royalties”). This royalty rate payable by Bellicum represents a [***].
ARTICLE 5
PAYMENTS; RECORDS
5.1Payment Method. All payments due under this Agreement shall be made from a bank located in the United States by bank wire transfer in immediately available funds to a bank account designated by BioVec in writing. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Article 4 is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.
5.2Taxes. If laws or regulations require that taxes be withheld from any amounts payable hereunder, Bellicum will: (a) deduct those taxes from the otherwise remittable payment; (b) timely pay the taxes to the proper taxing authority; and (c) notify BioVec and promptly furnish BioVec with copies of any documentation evidencing such withholding. Bellicum shall provide reasonable assistance to BioVec in order to allow BioVec to minimize or claim exemption from such deductions or withholdings under any present or future treaty against double taxation which may apply to such payments.
5.3Payments and Reports. Royalty payments under this Agreement with respect to Net Sales of Licensed Products received by Bellicum, or Net Sales reported to Bellicum by its Affiliates and Sublicensees, in a given calendar quarter shall be made to BioVec or its designee [***] within [***] following the end of the applicable [***]. Each Royalty payment shall be accompanied by a report detailing, during the relevant calendar quarter: (i) units of Licensed Product sold, (ii) total gross amount invoiced for sales of the Licensed Product, (iii) calculation of the Net Sales (including the total amount of deductions utilized in determining Net Sales), and (iv) all other calculations made in determining the applicable Royalties payable on such Net Sales.

5.4Currency Conversion. With respect to sales of Licensed Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rates (local currency per US$1) published in [***] on the last business day of the third month in the applicable calendar year. All Royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.
5.5Books and Records; Accounting and Audits. Bellicum shall keep, and Bellicum shall cause its Affiliates and Sublicensees to keep, full, complete and proper records and accounts of Net Sales in sufficient detail to enable the Royalties payable under this Agreement to be determined by an independent audit. Bellicum shall permit an independent certified public accounting firm of nationally recognized standing, selected by BioVec and reasonably acceptable to Bellicum, and under an obligation of confidence, to have access upon reasonable prior written notice (which shall be no less than [***] prior written notice) during normal business hours of Bellicum and not more than once in each calendar year, to such records as may be reasonably necessary to verify the accuracy of the Royalties payments and reports hereunder. If BioVec’s review of such records of Bellicum does not permit verification of Royalty payments payable for Affiliates’ and/or Sublicensees’ Net Sales, then BioVec may require Bellicum to conduct an audit of such Affiliate’s and/or Sublicensee’s records in order to provide BioVec with reasonably requested information and Bellicum shall have such an audit conducted promptly . A copy of the audit report shall be delivered promptly to Bellicum. Such audits shall be at BioVec’s expense unless such audit determines that Royalties payments actually delivered to BioVec represent less than [***] percent ([***]%) of the amount determined to be due for any calendar year, in which case such audit shall be at Bellicum’s expense. If such certified public accountant identifies an underpayment, and Bellicum does not have a good faith basis for disputing such finding, then Bellicum shall pay BioVec the amount of the discrepancy within [***] of the date BioVec delivers toBellicum (or Bellicum otherwise receives) such accountant’s written report that identifies such underpayment. Bellicum shall preserve and maintain, and Bellicum shall cause its Affiliates and Sublicensees to preserve and maintain, all such Royalties payment records and accounts required for audit for a period of [***] after the [***] to which such records and accounts apply.
5.6Interest. In the event that Bellicum does not pay to BioVec any undisputed amounts due under this Agreement within [***] after the applicable time period for payment set forth herein, such undisputed, overdue payment amount shall bear interest, to the extent permitted by applicable law, at a rate of interest equal to the lesser of [***] percent ([***]%) per month, or the maximum interest rate permitted by applicable law.
5.7Confidentiality. All financial information that is subject to review by BioVec or by BioVec’s independent certified public accounting firm under this Article 5 (including all Royalties reports) shall be Bellicum’s Confidential Information for purposes of this Agreement, and BioVec shall cause its independent certified public accounting firm to retain all such financial information in strict confidence.
ARTICLE 6
CONFIDENTIALITY
6.1Confidential Information. During the term of this Agreement, and for a period of [***] following the expiration or earlier termination hereof, each receiving Party (“Recipient”) shall maintain in confidence all confidential information of the other Party (“Disclosing Party”) that is disclosed to the Recipient in connection with this Agreement, whether or not identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and Recipient shall not use, disclose or grant the use of the Disclosing Party’s Confidential Information except on a need-to-know basis to those of its or its Affiliates’ directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors (collectively, “Representatives”), to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the Recipient shall obtain written agreement of each such Representative to hold in confidence and not make use of the Disclosing Party’s Confidential Information for any purpose other than those permitted by this Agreement. The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Without limiting the generality of the foregoing, its is understood and agreed that, subject to Section 6.2, the Licensed Know-How constitutes Confidential Information of BioVec.
6.2Exclusions. The confidentiality obligations contained in Section 6.1 shall not apply to the extent that (a) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions or inactions of the Recipient or its Representatives in violation hereof; (b) the disclosed information was known by the Recipient prior to the date of disclosure to the Recipient hereunder; (c) the disclosed information was rightfully disclosed to the Recipient on a non-confidential basis by a Third Party; or (d) the disclosed information was independently developed by the Recipient without use of or access to the Confidential Information of the Disclosing Party.
6.3Permitted Use and Disclosures. Each Recipient may use or disclose Confidential Information of the Disclosing Party or the terms of this Agreement: (a) to the extent such use or disclosure is reasonably necessary in (i) filing or prosecuting patent applications in accordance with this Agreement, (ii) prosecuting or defending, or complying with discovery requests in, legal or administrative actions related to this Agreement, (iii) complying with any applicable law, order, rule or regulation of any court or governmental body or governmental agency or otherwise submitting information to tax or other governmental authorities in connection with this Agreement, (iv) conducting clinical trials or obtaining approval to test or market a product pursuant to this Agreement, (v) making a permitted Sublicense or otherwise exercising its rights hereunder, or (vi) filings under applicable securities laws or regulations or per the rules of any securities exchange or similar organization; (b) to bona fide potential and actual acquirers, investors, underwriters and lenders, subject to reasonable non-use and non-disclosure requirements; and (c) to its and its Affiliates’ respective Representatives, subject to reasonable non-use and non-disclosure requirements. The Recipient shall be responsible for the compliance of all such Representatives with this Article 6. If a Recipient is making a disclosure pursuant to subsection (a)(ii) or (a)(iii) above, such Recipient shall provide the Disclosing Party with prompt written notice of such planned disclosure prior to such disclosure (only to the extent prior notice is allowed under applicable laws, orders, rules or regulations) so that the Disclosing Party may seek to limit or avoid disclosure, or to seek a protective order or other appropriate relief. Subject to the foregoing sentence and the Recipient’s compliance with its obligations under this Article 6, the Recipient may furnish the portion of the documents and information that it is legally compelled or it is otherwise required to disclose in connection therewith.
6.4Terms of this Agreement. Except as otherwise provided in Section 6.2 or Section 6.3, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Notwithstanding anything to the contrary in the foregoing, prior to execution of this Agreement, the Parties have agreed upon the content and information that can be used to describe the terms of this transaction, and each Party may disclose such content and information, as modified by written mutual agreement of the Parties from time to time, without the other Party’s consent.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES; LIABILITY
7.1Bellicum. Bellicum represents and warrants that: (i) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of Bellicum.
7.2BioVec. BioVec represents and warrants that: (i) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) the performance of its obligations and the grant of rights hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of BioVec; (iv) all BioVec Products supplied to Bellicum under this Agreement shall conform with the applicable specifications therefor, which shall be agreed in writing between the Parties prior to delivery thereof; (v) it shall reasonably support the transition of the BioVec Products listed in Exhibit A to full functionality in a serum free manufacturing environment; (vi) BioVec owns or Controls the Licensed IP Rights; and (vii) no Third Party claims have been asserted or threatened, nor are there any valid grounds for any claim of any such kind, challenging the inventorship, validity, enforceability, effectiveness, or ownership of the Licensed IP Rights.
7.3No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, PUNITIVE, EXEMPLARY, MULTIPLE OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY. CONTRACT, OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY; provided, however, that this Section 7.3 shall not limit either Party’s indemnification obligations under Article 8.
ARTICLE 8
INDEMNIFICATION
8.1Bellicum. Bellicum agrees to indemnify, defend and hold BioVec and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “BioVec Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (a) the negligence or willful misconduct of Bellicum, its Affiliates or Sublicensees, (b) personal injury or death resulting from any Licensed Product developed, manufactured, used, sold or otherwise distributed by or on behalf of Bellicum, its Affiliates, Sublicensees or other designees; (c) any breach by Bellicum of its representations, warranties or covenants made in this Agreement, except, in each case, to the extent such Liabilities result from the matters described in Section 8.2 (a) or (b); and (d) the exercise by Bellicum, its Affiliates or Sublicensees of the rights granted herein.
8.2BioVec. BioVec agrees to indemnify, defend and hold Bellicum and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Bellicum Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (a) the negligence or willful misconduct of BioVec, or (b) any breach by BioVec of its representations, warranties and covenants made in this Agreement., except, in each case, to the extent such Liabilities result from the matters described in Section 8.1 (a) or (c) .
8.3Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 8 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 8.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the Parties under this Article 8 shall not apply to amounts paid in settlement of any Claim if such settlement is effected by an Indemnitee without the written consent of the Indemnitor, which consent shall not be withheld, conditioned or delayed unreasonably. The failure to deliver written notice of a Claim to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 8. The Indemnitee under this Article 8, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.
ARTICLE 9
DILIGENCE
9.1Bellicum and its Affiliates shall use diligent efforts to develop at least one Licensed Product and to introduce at least one Licensed Product into the commercial market as soon as practicable and consistent with sound and reasonable business practice and judgment.
ARTICLE 10
TERM AND TERMINATION
10.1Term. The term of this Agreement shall commence on the Effective Date, and shall continue until termination of this Agreement in accordance with Section 10.2, 10.3 or 10.4.
10.2Termination by Bellicum. Bellicum may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to BioVec.
10.3Termination for Cause. Except as otherwise provided in Section 11.4, BioVec may terminate this Agreement upon or after the breach of any material provision of this Agreement by Bellicum, if Bellicum has not cured or discontinued such breach within sixty (60) days after receipt of express written notice delivered by BioVec to Bellicum describing such breach and demanding its cure. Except as otherwise provided in Section 11.4, Bellicum may terminate this Agreement upon or after the breach of any material provision of this Agreement by BioVec, if BioVec has not cured or discontinued such breach within sixty (60) days after receipt of express written notice delivered by Bellicum to BioVec describing such breach and demanding its cure.
10.4Termination upon Insolvency. This Agreement may be terminated if a Party becomes insolvent, makes an assignment for the benefit of its creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such a petition filed against it and any such event shall have continued for sixty (60) days undismissed or undischarged. Such termination shall take effect only thirty (30) days after delivery of written notice of termination by the solvent Party to the insolvent Party.
10.5Effect of Breach or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 5.5, 5.7, 7.3 and 10.5, and Articles 1, 6, 8, and 11 shall survive the expiration or termination of this Agreement. If this Agreement is terminated for any reason, any sublicensed rights granted by Bellicum to a Sublicensee under the license granted to Bellicum hereunder shall survive, and such Sublicensee’s sublicensed rights hereunder shall automatically be converted to a direct license of such rights from BioVec; provided that each Sublicensee’s financial obligations to BioVec which are payable as consideration for such directly licensed rights (i.e., the previously sublicensed rights) shall be equal to the amount that BioVec would have otherwise been entitled to receive from Bellicum as a result of such Sublicensee’s activities under the previously sublicensed rights if this Agreement (and the Sublicense) had remained in effect; and further provided, for clarity, that the total amount of non-royalty payments owed to BioVec by all such Sublicensees shall not exceed the total amount of non-royalty payments that would have been owed by Bellicum to BioVec if this Agreement had remained in effect. If this Agreement expires or is terminated for any reason, Bellicum, its Affiliates or Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products in stock, provided that Bellicum shall remain obligated to make payment of Royalties to BioVec for such Licensed Products in accordance with Article 4. Bellicum shall, within thirty (30) days following the effective date of termination of this Agreement, cause itself, its Affiliates and Sublicensees to destroy all BioVec Products in its or in such Affiliates’ or Sublicensees’ possession, and shall provide written certification of such return or destruction in writing to BioVec.
ARTICLE 11
MISCELLANEOUS
11.1Governing Laws. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the State of New York, and each Party hereby irrevocably consents to the personal and exclusive jurisdiction and venue thereof.
11.2Independent Contractors. The relationship of the Parties under this Agreement is that of independent contractors. Neither Party shall be deemed to be an employee, agent, partner, franchisor, franchisee, joint venture or legal representative of the other Party for any purpose as a result of this Agreement or the transactions contemplated thereby, and neither Party shall have the right, power or authority to create any obligation or responsibility on behalf of the other Party.
11.3Assignment. The Parties agree that neither this Agreement, nor their rights and obligations under this Agreement, shall be delegated, assigned or otherwise transferred to a Third

Party, in whole or part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of the other Party. Notwithstanding anything to the contrary in the foregoing, a Party may, without such consent, assign this Agreement and its rights and obligations hereunder in their entirety (a) to an Affiliate, or (b) in connection with the bona fide sale, transfer, exclusive license, or other disposition, whether in a single transaction or series of related transactions, by such Party (or its Affiliates) to a Third Party of all or substantially ll the assets of such Party and its Affiliates related to this Agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their permitted successors and assigns. Any attempted delegation, assignment or transfer in violation of the foregoing shall be null and void.
11.4Force Majeure. If either Party is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.
11.5Notices. Any notices required or permitted under this Agreement or required by law must be in writing and delivered by first class certified mail, return receipt requested, or by international express delivery service (such as FedEx or DHL), in each case properly posted and fully prepaid, to the applicable address below, or to such other address as a Party may substitute by written notice under this Section 11.5. Notice shall be deemed to have been given when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

If to BioVec:            BioVec Pharma, Inc.
                1201 rue du capitaine Bernier
                Québec, QC, G1X 4Z1, Canada
                Attention: Manuel Caruso, President and CEO

If to Bellicum:    Bellicum Pharmaceuticals, Inc.
                2130 Holcombe Boulevard, Suite 800
                Houston, TX 77030, United States of America
                Attention: Thomas J. Farrell, President and CEO

11.6Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless otherwise expressly specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement, and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year, unless otherwise expressly specified; (c) the word “notice” shall mean notice in writing

(whether or not specifically stated), but not by email unless otherwise expressly specified, and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.
11.7Compliance with Laws. Each Party shall furnish to the other Party any information reasonably requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign, state and/or government agency.
11.8Further Assurances. At any time or from time to time on and after the date of this Agreement, BioVec shall at the written and reasonable request of Bellicum: (a) deliver to Bellicum such records, data or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all such actions, as Bellicum may reasonably deem necessary or desirable in order for Bellicum to obtain the full benefits of this Agreement and the transactions contemplated hereby.
11.9Use of Names and Marks. Neither Party shall use the name, logos, trade name, trademark or other designation of the other Party or its employees in connection with any products, promotion or advertising without the prior written permission of the other Party. For clarity, either Party may, without the other Party’s prior permission, reasonably utilize the other Party’s name or names of its employees in statements of fact, in legal proceedings, patent filings, and regulatory filings.
11.10Severability. If any provision, or portion thereof, in this Agreement is held to be invalid or unenforceable to any extent, such provision of this Agreement shall be enforced to the maximum extent permissible by applicable law so as to effect the intent of the Parties, and the remainder of the Agreement shall remain in full force and effect. The Parties shall negotiate in good faith a valid and enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such invalid or unenforceable provision as if it were enforceable.
11.11Waiver. Any waiver of any provision of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, shall not be construed as a waiver of such Party’s rights under this Agreement, and shall not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No exercise or enforcement by a Party of any right or remedy under this Agreement shall preclude the enforcement by such Party of any other right or remedy under this Agreement or that such Party is entitled by law to enforce.

11.12Entire Agreement; Modification. This Agreement (including the Exhibits and any amendments hereto signed by both Parties) constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. Except as set forth in Section 10.13, this Agreement may not be altered, amended or modified in any way except by a writing (excluding email or similar electronic transmissions) signed by the authorized representatives of both Parties.
11.13Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., pdf, photocopy, facsimile) is considered an original.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered as of the Effective Date.
BELLICUM PHARMACEUTICALS, INC.    BIOVEC PHARMA, INC.
By:     /s/ Thomas J. Farrell        By:     /s/ Manuel Caruso
Name: Thomas J. Farrell        Name: Manuel Caruso
Title: President & CEO        Title: President and CEO

EXHIBIT A
BioVec Products
The following packaging cell lines will be provided by BioVec:
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